Exhibit 99.1

                    Semtech Named to NASDAQ Global
                            Select Market


    CAMARILLO, Calif.--(BUSINESS WIRE)--Jan. 3, 2008--SEMTECH CORPORATION (NASDAQ:SMTC), a leading producer of high performance analog and mixed-signal semiconductors, announced today that the Company is now listed on the NASDAQ Global Select Market. The NASDAQ Global Select Market, one of the three market tiers at NASDAQ, recognizes NASDAQ's world-class listed companies and their commitment to high standards and good governance. It is reserved for companies that meet the highest initial listing standards in the world based on financial and liquidity requirements.

    Shares of Semtech began trading on the NASDAQ Global Select Market on January 2, 2008 under the symbol SMTC. Prior to the upgrade, the Company's shares were listed on the NASDAQ Global Market under the same symbol.

    "We are extremely proud to have been selected to join the NASDAQ Global Select Market, where Semtech's stock will trade alongside the top companies listed on NASDAQ," said Mohan Maheswaran, President and CEO of Semtech. "The selection is a true testament to the Company's commitment to excellence in all areas and represents yet another milestone in our evolution as a premier semiconductor company. This recognition by NASDAQ will increase our market visibility going forward, helping support our Company's growth long-term."

    ABOUT SEMTECH

    Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors used in a wide range of computer, industrial and communication applications.

    FORWARD-LOOKING AND CAUTIONARY STATEMENTS

    This release contains "forward-looking statements" within the meaning of U.S. securities laws. Forward-looking statements are statements other than historical information or statements of current conditions and relate to matters such as future financial performance, future operational performance, the anticipated impact of specific items on future earnings, and our plans, objectives and expectations. Some forward-looking statements may be identified by use of terms such as "expects," "anticipates," "intends," "estimates," "believes," "projects," "should," "will," "plans," and similar words.

    Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include worldwide economic and political conditions, the timing and duration of semiconductor market upturns or downturns, demand for cellular phones, personal computers and automated test equipment, demand for semiconductor devices in general, demand for the Company's products in particular, competitors' actions, supply from key silicon wafer foundries and assembly contractors, manufacturing costs and yields, relations with strategic customers, and risks associated with the businesses of major customers. In addition to considering these risks and uncertainties, forward-looking statements should be considered in conjunction with the cautionary statements contained in the "Risk Factors" section and elsewhere in the Company's Annual Report on Form 10-K for the fiscal year ended January 28, 2007, in the Company's other filings with the SEC, and in material incorporated therein by reference. Forward-looking statements should not be regarded as representations by the Company that its objectives or plans will be achieved. The Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


    CONTACT: Semtech Corporation
             Todd German, Investor Relations, 805-480-2004